INDEPENDENT AUDITORS' CONSENT

Benjamin Moore & Co.:

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-2694 and in Registration Statement Nos. 33-39750 and 33-69480 of Benjamin Moore & Co. on Form S-8 of our report dated March 7, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for postemployment benefits) appearing in this Annual Report on Form 10-K of Benjamin Moore & Co. for the year ended December 31, 1996.

Deloitte & Touche LLP

Parsippany, New Jersey
March 27, 1997